Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

DOCUMENTS CONTACT INVESTOR LOGIN INVESTMENT SOLUTIONS RESEARCH RESOURCES COMPANY START INVESTING Invest in your shareof the future Grayscale is the world’s leading crypto asset manager by assets under management. We transform disruptive technologies of the future into investment opportunities today.

Grayscale's flagship product, Ticker: GBTC, is the world's largest Bitcoin ETF by AUM as of 01/10/2024. HOW TO INVESTEXPLORE GBTC The Latest from Grayscale Grayscale Investments Receives SEC Approval to Uplist Grayscale Bitcoin Trust to NYSE Arca as Spot Bitcoin ETF Grayscale Bitcoin Trust will become the world’s second largest commodity-based ETF and the world’s largest spot Bitcoin ETF by AUM as of January 9, 2024. Transform Tomorrow Transform Tomorrow Transform Tomorrow Transform Tomorrow Transform Tomorrow Transform Tomorrow Transform Tomorrow ETFsPublic QuotationsPrivate Placements Grayscale ETFs offer curated access to the digital economy, now including Ticker: GBTC, our Bitcoin ETF. EXPLORE GBTC Grayscale’s publicly-traded funds give you crypto exposure through your brokerage account. EXPLORE PRODUCTS Grayscale's private placements give accredited investors access to crypto in a familiar investment vehicle. EXPLORE PRODUCTS ALLRESEARCHBLOG December 2023: Fed's Pivot Helps Push Valuations Higher Digital assets again produced positive returns in December, led by the Smart Contract Platforms Crypto Sector. Grayscale Research believes the Fed’s discussion of possible rate cuts helped support valuations in both crypto and traditional markets last month. 01/02/2024 Market Byte: Ether “Underperforms” with 80% Gain in 2023 Ether produced strong returns in 2023 but underperformed Bitcoin as well as certain other smart contract blockchain tokens. 12/21/2023 Addressing Potential Tax Considerations for Investors in Spot Bitcoin ETFs Addressing Recent Speculation: Potential Tax Considerations for Investors in Spot Bitcoin ETFs 12/15/2023 Supply Matters: A Closer Look at Crypto Sector Supply Dynamics We use Grayscale Crypto Sectors as a framework to explore how events like Bitcoin's halving and Ethereum's Merge and Shapella upgrades can catalyze change in the supply dynamics of crypto assets. 12/13/2023 123...22 Ready to Invest? INVEST NOW Stay on top of the latest crypto news and insights SUBSCRIBE INVEST Crypto Products ETFs RESEARCH Market Commentary Reports Videos & Webinars Explore All RESOURCES The Grayscale Glossary FAQs Documents COMPANY About Grayscale Press Careers Contact us GBTC Lawsuit BLOG General Updates Legal Topics People & Culture Explore All © 2024 Grayscale Investments, LLC. All rights reserved Privacy policyTerms of Service Grayscale Bitcoin Trust ETF ("GBTC" or "Trust") The Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Bitcoin Trust ETF. Foreside Fund Services, LLC is not affiliated with Grayscale Securities, LLC or Grayscale Investments, LLC. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust's Principal Market NAV per Share calculated in accordance with GAAP. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of GBTC and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of GBTC depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of GBTC relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of GBTC is correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. Prior to 1/11/2024, shares of Grayscale Bitcoin Trust (BTC) (the “Trust”) were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quoted on the OTCQX® Best Market. The Trust did not have an ongoing share creation and redemption program. Effective as of the open of business on 1/11/2024, the shares of the Trust were listed to NYSE Arca as an exchange-traded product, the Trust established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The Trust’s investment objective both before and after 1/11/2024 has remained constant, namely to reflect the value of Bitcoin held by the Trust, less the Trust’s expenses and other liabilities. However prior to 1/11/2024, the Trust did not meet its investment objective and the Trust’s shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX, while the Trust’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust’s historical data prior to 1/11/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance following that date. The performance of the Trust before and after 1/11/2024 may differ significantly. Other Products Sponsored or Managed by Grayscale (“Products”) Grayscale Investments, LLC (“Grayscale”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale are registered under the Investment Company Act of 1940. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. Risk Disclosures Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Product and the shares of each Product could lose all or substantially all of their value.

Digital assets represent a new and rapidly evolving industry. The value of the Product shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset.

Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset.

Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets.

The value of the Product shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Product, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Product relies on third party service providers to perform certain functions essential to the affairs of the Product and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Product. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to crypto asset products or services discussed on the website. © 2024 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., BITCOIN INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale Investments, LLC or others we license Content from, and is protected by copyright, patent and other laws. Grayscale Investments, LLC reserves all rights not expressly described herein.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.